FOR IMMEDIATE RELEASE

MISSION PRODUCE® APPOINTS MICHAEL SIMS TO BOARD OF DIRECTORS

OXNARD, Calif., May 5, 2025 (GLOBE NEWSWIRE) -- Mission Produce, Inc. (NASDAQ: AVO) (“Mission” or “the Company”), a world leader in sourcing, producing, and distributing fresh Hass avocados with additional offerings in mangos and blueberries, today announced the appointment of Michael Bryan Sims to its board of directors, effective May 5, 2025. Sims is appointed as an independent Class II director, serving on the audit committee, with a term expiring at the Company’s 2028 Annual Meeting of Stockholders. In connection with this appointment, Mission Produce’s board of directors has increased the size of the board from eight to nine directors.
Sims is a seasoned financial executive with more than four decades of experience leading global organizations across the food, agriculture, and consumer industries. He brings deep operational, strategic, and financial expertise, with a proven track record of driving growth, improving margins, and leading transformative initiatives for both public and private companies.
Sims most recently served as Executive Vice President and CFO of TruGreen, where he led the company through critical financial restructurings, operational improvements, and strategic capital deployment. He previously held senior leadership roles at AdvancePierre Foods, where he helped take the company public and later facilitated its acquisition by Tyson Foods, and at Chiquita Brands International, where he led global finance and business development initiatives for over 20 years.
In addition to his executive experience, Sims currently serves on the boards of The Hain Celestial Group and Winland Foods, where he provides strategic and financial oversight as a board member and audit committee chair. He holds a Bachelor of Science in Business from Indiana University.
“We are pleased to welcome Michael to our board of directors,” said Steve Barnard, CEO of Mission Produce. “Michael’s extensive financial background combined with his board-level experience in the food and consumer sectors make him an ideal addition to our team. We expect that his proven ability to align financial strategy with long-term business objectives will enhance our growth strategies and create sustainable value moving forward.
“I’m honored to join the board of Mission Produce,” said Mr. Sims. “Mission’s industry-leading position in the avocado and mango industries, commitment to diversification, operational excellence, and supply chain transparency aligns closely with my professional philosophies, and I look forward to supporting the Company’s continued growth and success.”

###
About Mission Produce, Inc.:
Mission Produce is a global leader in the worldwide avocado business with additional offerings in mangos and blueberries. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and currently services retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally, including California, Mexico, Peru, Guatemala and has additional sourcing capabilities in Chile, Colombia, the Dominican Republic, Brazil, Ecuador, South Africa and more, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes strategically positioned forward distribution centers across key markets throughout North America, China, Europe, and the UK, offering value-added services such as ripening, bagging, custom packing and logistical management. For more information, please visit www.missionproduce.com.
Contacts

Investor Relations:
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com

Media:
Jenna Aguilera
Marketing Content and Communications Manager
Mission Produce, Inc.
press@missionproduce.com